Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale	Carolee J. Oertel
Exec. V.P.,CFO	Mgr., Investor Relations
(614) 887-5610	(614) 887-5613
myale@glimcher.com	coertel@glimcher.com

FOR IMMEDIATE RELEASE
Tuesday, December 26, 2006

GLIMCHER RETIRES UNVERSITY MALL LOAN

COLUMBUS, OH - December 26, 2006 - Glimcher Realty Trust, (NYSE: GRT), announced that on December 22, 2006, it retired the mortgage debt on its University Mall property. The previous loan had an optional prepayment date of January 2013 with an effective interest rate of 7.09%. The Company used proceeds available under its line of credit facility to fund the payment.

The Company had previously announced its intentions to sell the University Mall, along with four other properties.

As a result of the early retirement of the loan, the Company will incur a one-time charge of approximately $9.4 million for defeasance fees and the write-off of unamortized deferred financing costs, which will be included in net income and funds from operations during the fourth quarter of 2006.

“This better positions the property for a potential sale or joint venture contribution,” stated Michael P. Glimcher, President and CEO. “Next month, we plan to provide an update on the status of the sales process for all of our held-for-sale mall properties.”

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York stock exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G”, respectively. Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Glimcher Realty Trust
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Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. The reader is directed to the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company, for a discussion of such risks and uncertainties.

Visit Glimcher at: www.glimcher.com